EXHIBIT 99.1

Editorial Contacts:

Sandy O’Halloran

VP, Investor Relations

LEGATO Systems, Inc.

650.210.7481

sandyoh@legato.com

LEGATO Announces Third Quarter Preliminary Revenue Results

Mountain View, Calif., October 14, 2003 – LEGATO Systems, Inc. (NASDAQ:LGTO), today announced preliminary revenue results for the third quarter of its fiscal year 2003.

Preliminary revenue for the third quarter is estimated to be $80.0 million, an approximate 4.4% growth compared to sequential revenues in the second quarter 2003 of $76.6 million and a 17.5% increase over the third quarter 2002 revenues of $68.1 million.

“LEGATO continues to generate increased revenue, as our customers’ information management needs are creating demand not only for our core information protection offerings, but for our availability, content management and messaging solutions as well,” noted David B. Wright, LEGATO’s Chairman and CEO. “It is clear that LEGATO’s leadership position in open information management software is delivering application-focused solutions that help our customers achieve their goals and lower their overall costs.”

Wright continued, “In addition, we continue to see positive momentum in both our channel partner and strategic alliance initiatives, as we continue to offer customers open solutions that are required in their heterogeneous environments. As a company, LEGATO has built tremendous assets – software product and technical support leadership, a strong customer base, and solid financial performance to contribute to the anticipated future growth of EMC.”

The positive preliminary results in Q3 are a result of the continued acceptance by customers around the globe of LEGATO’s leading management, access and protection solutions. In addition, LEGATO continues to gain traction by displacing competitive products, particularly in the information protection and availability segments.

Continued Customer Traction Driving Revenue Momentum Includes:

•	The signing of the largest single contract in LEGATO’s history further advanced the market acceptance of AAM. This major government contract is a two year project that will supply a WAN failover solution with EMC SRDF via a two-step implementation; an enterprise level agreement of Availability products and a program/project management position and technical implementation services.

•	The advancement of LEGATO’s strategic alliance with IBM which resulted in the signing of a major re-selling agreement which enables IBM to sell LEGATO’s industry-leading messaging products, EmailXtender®, EmailXaminer® and DiskXtender 2000®, providing customers with a comprehensive data storage and retrieval solution for enterprise email.

LEGATO will not be holding a conference call regarding this press release.

About LEGATO

LEGATO Systems, Inc. (NASDAQ:LGTO) is a global provider of enterprise-class software solutions and services for Information Lifecycle Management (ILM) – helping organizations achieve business continuity, operational efficiency and regulatory compliance. LEGATO’s information protection, automated availability, and messaging and content management solutions are delivered through a worldwide network of strategic partnerships and alliances, as well as a direct sales force. The company’s corporate headquarters are located at 2350 West El Camino Real, Mountain View, CA 94040, (650) 210-7000, fax: (650) 210-7032, Web site: www.legato.com.

Additional Information and Where to Find It

On July 8, 2003 EMC announced their intent to acquire LEGATO. EMC and LEGATO have filed a preliminary prospectus/proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) to register the shares of EMC common stock to be used in the proposed transaction. The final prospectus/proxy statements were mailed to the stockholders of LEGATO. Investors and security holders of EMC and LEGATO are advised to read the prospectus/proxy statement and any other relevant documents filed with the SEC by EMC and/or LEGATO, when available, because they contain, and will contain, important information about EMC, LEGATO and the proposed transaction. Investors and security holders may obtain a free copy of the prospectus/proxy statement and any other relevant documents filed with the SEC by EMC and/or LEGATO, when available, as well as any amendments or supplements to those documents, at the SEC’s website at www.sec.gov. Free copies of the prospectus/proxy statement and each company’s other filings with the SEC, when available, as well as any amendments or supplements to those documents, also may be obtained from the respective companies. Free copies of EMC’s filings may be obtained by directing a request to EMC. You can request this information via the web at www.emc.com/ir/request or by sending a written request to EMC Investor Relations, EMC Corporation, 176 South Street, Hopkinton, MA 01748. Free copies of LEGATO’s filings may be obtained by directing a request to LEGATO Investor Relations, LEGATO Systems, Inc., 2350 West El Camino Real, Mountain View, CA 94040. In addition, investors and security holders may access copies of the documents filed with the SEC by EMC on EMC’s website at www.emc.com, and investors and security holders may access copies of the documents filed with the SEC by LEGATO on LEGATO’s website at www.legato.com.

LEGATO, its directors and executive officers may be deemed to be participants in the solicitation of proxies from LEGATO stockholders in favor of the proposed transaction. A description of the interests of the directors and executive officers of LEGATO is set forth in LEGATO’s proxy statement for its 2003 annual meeting, which was filed with the SEC on April 30, 2003. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the definitive proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

###

LEGATO and the LEGATO logo are registered trademarks, and LEGATO NetWorker, NetWorker, SmartMedia, Co-StandbyServer, RepliStor, SnapShotServer, QuikStartz, AlphaStor, ClientPak, Xtender, XtenderSolutions, DiskXtender, ApplicationXtender, ArchiveXtender, EmailXtender, and EmailXaminer are trademarks or registered trademarks of LEGATO Systems, Inc. This is a nonexhaustive list of LEGATO trademarks, and other trademarks may be the property of their respective owners.

Information regarding products, services and offerings may be superseded by subsequent documents. For the latest information and specifications regarding LEGATO Systems, Inc. and any of its offerings or services, please contact your local sales office or the Corporate Headquarters.